                                                                    EXHIBIT 10.6

================================================================================






                          WOMEN FIRST HEALTHCARE, INC.


             SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK, SERIES A



                             ______________________

                       PREFERRED STOCK PURCHASE AGREEMENT

                             ______________________



                            Dated as of June 25, 2002

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                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
PARAGRAPH 1.  AUTHORIZATION OF ISSUANCE OF THE PREFERRED STOCK. ........................   1

PARAGRAPH 2.  PURCHASE AND SALE OF PREFERRED STOCK. ....................................   1

PARAGRAPH 3.  CONDITIONS PRECEDENT. ....................................................   2
          3A.  Purchasers' Conditions to Closing .......................................   2
          3B.  Conditions Precedent to Obligations of the Company. .....................   6

PARAGRAPH 4.  INDEMNITY. ...............................................................   7

PARAGRAPH 5.  USE OF PROCEEDS. .........................................................   9

PARAGRAPH 6.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. ...........................   9

PARAGRAPH 7.  REPRESENTATIONS AND COVENANTS OF THE PURCHASERS. .........................  22

PARAGRAPH 8.  DEFINITIONS. .............................................................  24

PARAGRAPH 9.  MISCELLANEOUS. ...........................................................  30
          9A.  Preferred Stock Payments ................................................  30
          9B.  Expenses ................................................................  30
          9C.  Consent to Amendments ...................................................  30
          9D.  Form, Registration, Transfer and Exchange of Preferred Stock; Lost
                  Preferred Stock ......................................................  32
          9E.  Persons Deemed Owners; Participations ...................................  32
          9F.  Survival of Representations and Warranties; Entire Agreement ............  32
          9G.  Successors and Assigns ..................................................  33
          9H.  Disclosure to Other Persons .............................................  33
          9I.  Notices .................................................................  33
          9J.  Payments Due on Non-Business Days .......................................  34
          9K.  Satisfaction Requirement ................................................  34
          9L.  Governing Law ...........................................................  34
          9M.  Severability ............................................................  34
          9N.  Descriptive Headings ....................................................  34
          9O.  Counterparts ............................................................  34

                                      -i-

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Schedule 6A-1   Capitalization
Schedule 6A-2   Subsidiaries
Schedule 6A-3   Options and Warrants
Schedule 6L     Unaudited Financial Statements
Schedule 6M     Pro Forma Financial Statements
Schedule 6P     Licenses
Schedule 6U     Liens
Schedule 6W     Clinical Trials


EXHIBIT A       FORM OF CERTIFICATE OF DESIGNATION
EXHIBIT B       FORM OF PREFERRED STOCK CERTIFICATE
EXHIBIT C-1     FORM OF SECURITY AGREEMENT
EXHIBIT C-2     FORM OF INTERCREDITOR AGREEMENT
EXHIBIT D       FORM OF OPINION OF LATHAM & WATKINS
EXHIBIT E       FORM OF OPINION OF CAHILL GORDON & REINDEL
EXHIBIT F       FORM OF REGISTRATION RIGHTS AGREEMENT

                          WOMEN FIRST HEALTHCARE, INC.
                         12220 El Camino Real, Suite 400
                               San Diego, CA 92130

                                                             As of June 25, 2002




Ladies and Gentlemen:

             The undersigned, WOMEN FIRST HEALTHCARE, INC., a Delaware corporation (the "Company"), hereby agrees with each purchaser (collectively, the "Purchasers") executing a signature page hereto as follows:

             PARAGRAPH 1. AUTHORIZATION OF ISSUANCE OF THE PREFERRED STOCK.

             The Company has authorized issuance of 13,000 shares of its Senior Convertible Redeemable Preferred Stock, Series A due June 30, 2006 (the "Preferred Stock") with a stated value of $1,000 per share which stated value will increase at an annual rate of accretion, calculated quarterly, equal to (i) ten percent (10%) per share of Series A Preferred Stock from the Date of Closing until December 31, 2003, (ii) eleven and one-half percent (11.5%) from December 31, 2003 until June 30, 2004, and (iii) twelve and one-half percent (12.5%) from June 30, 2004 until June 30, 2006, as set forth in the form of Certificate of Designation attached as Exhibit A hereto (the "Certificate of Designation"). The initial conversion price of the Preferred Stock shall be $6.35 per share, subject to adjustment as set forth in the Certificate of Designation.

             Certain capitalized terms used herein have the meanings specified in Paragraph 8. Unless otherwise indicated, all dollar amounts contained in this Agreement are in U.S. Dollars and all covenants contained herein shall be calculated in U.S. Dollars.

             PARAGRAPH 2. PURCHASE AND SALE OF PREFERRED STOCK.

             Subject to the terms and conditions herein set forth, the Company hereby agrees to sell to the Purchasers and each Purchaser agrees to purchase from the Company at the Closing (as defined below), Preferred Stock in the amount set forth on the signature pages hereof below its name at 100% of stated value; provided, however, that all such issuances of Preferred Stock shall not result in originally issued Preferred Stock with an aggregate stated value exceeding $13,000,000. The Company will deliver to each Purchaser one or more certificates representing shares of Preferred Stock in the form attached as Exhibit B hereto

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                                      -2-

registered in the name of such Purchaser (or its nominee), evidencing the number of shares of Preferred Stock to be purchased by such Purchaser and in the denomination or denominations specified by such Purchaser against payment of the purchase price thereof by transfer of immediately available funds on the date of closing, which shall be June 25, 2002 (the "Closing"; the "Date of Closing"), to accounts specified by the Company in a funds flow memorandum to be delivered by the Company to the Purchasers not later than one Business Day prior to the Date of Closing.

             PARAGRAPH 3. CONDITIONS PRECEDENT.

             3A. Purchasers' Conditions to Closing. The obligation of each Purchaser to purchase and pay for the Preferred Stock to be purchased by such Purchaser hereunder is subject to the satisfaction of the following conditions, on or before the Date of Closing:

             (i) Documents To Be Delivered. Each Purchaser shall have received all of the following, duly executed and delivered:

                   (a) A copy of the Certificate of Designation of the Preferred Stock, which shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

                   (b)  The certificates representing the Preferred Stock.

                   (c) The Registration Rights Agreement in substantially the form set forth as Exhibit F hereto.

                   (d) The Security Documents in substantially the forms set forth as Exhibits C-1 and C-2 hereto.

                   (e) All filings required by the Security Agreement; and arrangements reasonably satisfactory to the Purchasers shall have been made for all recordings and filings of, or with respect to, the Security Agreement, including filings with the United States Patent and Trademark and Copyright offices, and delivery of such other security and other documents, including, without limitation, consents of counterparties, and the taking of all actions as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the Lien created, or purported to be created, by the Security Agreement.

                   (f) A certificate of the Secretary of the Company dated the Date of Closing, certifying the incumbency and authority of the officers or authorized signatories of the Company who executed the Documents and the truth, correctness and completeness of the following exhibits attached thereto: (i) a copy of resolutions duly adopted by the Board of Directors of the Company, in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, as applicable, (ii) a copy of the certificate of incorporation of the Company, and all amendments thereto, certified by an appropriate official of the Company's jurisdiction of incorporation, and (iii) a copy of the By-laws of the Company.

                   (g) Certificates, dated as of a recent date, as to the valid existence and good standing of the Company and each of its Subsidiaries in its jurisdiction of formation, issued by the appropriate authorities of such jurisdiction.

                   (h) A certificate executed by the principal executive officer of the Company, dated the Date of Closing, in which such officer certifies that the conditions set forth in subsections (a),
             (b), and (c) of Paragraph 3A(iii) have been satisfied.

                   (i) The opinion of Latham & Watkins, counsel to the Company, dated the Date of Closing, and substantially in the form set forth as Exhibit D hereto, subject only to such qualifications, limitations or exceptions as may be acceptable to each Purchaser.

                   (j) The opinion of Cahill Gordon & Reindel, the Purchasers' special counsel, dated the Date of Closing and substantially in the form set forth as Exhibit E hereto, subject only to such qualifications, limitations or exceptions as may be acceptable to each Purchaser.

                   (k) Certificates, dated as of a recent date, of the Company's and its Subsidiaries' good standing and qualification to do business, issued by appropriate officials in each jurisdiction listed on Schedule 3A(i)(k).

             (ii) Fees and Expenses. The payment by the Company, by wire transfer of immediately available funds, of (i) an upfront fee of 2.0% of the total amount committed by the Purchasers (as defined in the commitment letter dated June 18, 2002), to be allocated to such Purchasers pro rata on the basis of their respective commitments set forth therein, (ii) the travel and other reasonable out-of-pocket expenses of the Purchasers related to the Vaniqa Acquisition or this Transaction and (iii) the reasonable fees and disbursements of the Purchasers' counsel (including without limitation Cahill Gordon & Reindel) and consultants related to the Vaniqa Acquisition or this Transaction.

             (iii) Representations; No Default. (a) All representations and warranties made by the Company in any Document shall be true and correct on and as of the Date of Closing (except to the extent that the facts upon which such representations are based have been changed by the transactions herein contemplated and such changes are set forth to the satisfaction of each Purchaser) as if such representations and warranties had been made as of the Date of Closing.

          (b) No Default under this Agreement or the other Documents shall exist at the Date of Closing.

          (c) The Company shall have performed and complied with all agreements and conditions required in the Documents to be performed or complied with by the Company on or prior to the Date of Closing.

          (iv) Purchase Permitted by Applicable Laws. The offer by the Company of, and the purchase of and payment for, the Preferred Stock on the terms and conditions herein provided (including the use of the proceeds of the sale of such Preferred Stock by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act) shall not be enjoined under the laws of any jurisdiction to which the Company or either Purchaser is subject (temporarily or permanently) and shall not subject any Purchaser or any then holders of the Preferred Stock to any tax, penalty, liability or other materially adverse condition under or pursuant to any applicable law or governmental regulation.

          (v) Concurrent Consummation of Acquisition. Concurrently with the issuance of the Preferred Stock, the Company shall consummate the Vaniqa Acquisition on terms and in form and substance reasonably satisfactory to the Purchasers.

          (vi) Concurrent Consummation of Notes Financing. Concurrently with the issuance of the Preferred Stock, the Company shall consummate the issuance and sale of the Notes and Warrants on terms and in form and substance reasonably satisfactory to the Purchasers.

          (vii) Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as they or their counsel may reasonably request.

          (viii) Reliance on Related Documents. Each Purchaser shall be entitled to rely on all written representations, warranties and covenants rendered by the Company in connection with the consummation of the transactions contemplated by the Transaction Documents.

          (ix) No Adverse Change or Development, Etc. (I) There shall not have occurred or become known to the Purchasers any events or changes (A) since December 31, 2001 that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the business, Property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, after giving effect to this Transaction, or
     (B) that have had or could reasonably be expected to have an adverse effect on the rights or remedies of any Purchaser, or on the ability of the Company to perform its obligations to any Purchaser; (II) trading in any securities of the Company shall not have been suspended or materially limited by the Securities and Exchange Commission or Nasdaq and trading in securities generally on the New York Stock Exchange, American Stock Exchange, Ontario Stock Exchange or the Nasdaq National Market shall not have been suspended or limited and minimum or maximum prices or maximum ranges for prices shall not have been established on any such exchange;
     (III) a banking moratorium shall not have been declared by New York, Canadian or United States authorities; and (IV) there shall not have been
     (A) an outbreak or escalation of material hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other material insurrection or armed conflict involving the United States or any other national or international calamity or emergency or (C) any material change or disruption in the general financial, banking or capital markets of the United States which, in each case, in the judgment of the Purchasers could reasonably be expected to materially and adversely affect or impair the ability to syndicate, sell or place the Preferred Stock.

          (x) Capital Structure. The pro forma consolidated capital structure of the Company, after giving effect to the Transaction (including only those adjustments approved by the Purchasers), shall be consistent in all material respects with the Projections and capital structure contemplated herein, and other than any Notes and other indebtedness satisfactory to the Purchasers, after giving effect to, and upon consummation of, the Transaction, the Company and its subsidiary shall have no outstanding indebtedness for money borrowed other than currently outstanding Indebtedness of the Company and its subsidiaries in an aggregate principal amount outstanding not to exceed $21.6 million.

          (xi) Approvals. All governmental and third party approvals required by the Transaction and any other material governmental and third party approvals required in connection with the financing contemplated hereby shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would materially restrain, prevent or otherwise impose material adverse conditions on the financing thereof.

          (xii) Financial Statements. The Purchasers shall have received (I) satisfactory audited financial statements of the Company for the three most recent Fiscal Years for which such financial statements are available, (II) satisfactory unaudited interim consolidated financial statements of the Company for each fiscal month and quarterly period ended after the latest Fiscal Year referred to in clause (I) above as to which such financial statements are available and for the corresponding period in the preceding Fiscal Year, (III) a satisfactory pro forma (a) balance sheet of the Company as of the date of the most recent financial statements provided pursuant to clause (II) above and (b) income statement for the most recent of the Fiscal Years provided pursuant to clause (I) above and for the quarterly period provided pursuant to clause (II) above, in each case, which shall give pro forma effect (including only those adjustments approved by the Purchasers) to the Transaction and (IV) the Projections; and such financial statements and Projections shall not reflect any material adverse change in the consolidated financial condition of the Company and its subsidiaries from what was reflected in the financial statements or projections previously furnished to the Purchasers.

          (xiii) Minimum EBITDA. The Purchasers shall be satisfied that consolidated EBITDA (as adjusted on a pro forma basis for the Transaction in accordance with customary investment banking practice and including only those adjustments approved by the Purchasers) of the Company, after giving effect to the Transaction, for the latest three month period annualized for which the relevant financial information is available shall equal at least $15.4 million, and the Company shall provide support for such calculation of a nature that is satisfactory to the Purchasers.

          (xiv) Minimum Cash Balance. The Purchasers shall be satisfied that, as of the Date of Closing and after giving effect to the Transaction, the Company shall have a minimum cash balance of at least $14.0 million.

          (xv) Solvency. Each Purchaser shall have received a certificate satisfactory in form and substance to the Purchasers and executed by the Chief Executive Officer and the Chief Financial Officer of the Company that shall certify to the solvency of the Company and its subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby.

          3B. Conditions Precedent to Obligations of the Company. The obligation of the Company to issue and sell the Preferred Stock is subject to the satisfaction, on or before the Date of Closing, of the following conditions:

          (i) Purchaser Deliveries. (a) The Company shall have received the following from each Purchaser, duly executed and delivered: (A) the Registration Rights Agreement in substantially the form set forth as Exhibit F hereto and (B) the Security Documents in substantially the forms set forth as Exhibits C-1 and C-2 hereto.

          (b) The Purchasers shall have tendered payment pursuant to Paragraph 2 above.

          (ii) Expenses. The Purchasers shall have provided to the Company a statement of, and at the request of the Company reasonable documentation for, (a) the travel and other reasonable out-of-pocket expenses of the Purchasers related to the Vaniqa Acquisition or the Transaction and (b) the reasonable fees and disbursements of the Purchasers' counsel (including without limitation Cahill Gordon & Reindel) and consultants related to the Vaniqa Acquisition or the Transaction.

          (iii) Representations and Warranties. The representations and warranties made by each Purchaser herein shall be true and correct on and as of the Date of Closing with the same effect as though such representations and warranties had been made on and as of the Date of Closing.

          (iv) Purchase Permitted by Applicable Laws. The offer by the Company of, and the purchase of and payment for, the Preferred Stock on the terms and conditions herein provided (including the use of the proceeds of the sale of such Preferred Stock by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act) and shall not be enjoined under the laws of any jurisdiction to which the Company or any Purchaser is subject (temporarily or permanently).

          (v) Vaniqa Closing. All conditions to consummation of the Vaniqa Acquisition shall have been performed or waived by the appropriate parties thereto at the Date of Closing.

          (vi) Concurrent Consummation of Note and Warrant Financing. Concurrently with the issuance of the Preferred Stock, the Company shall consummate the issuance and sale of the Notes and Warrants.

          (vii) Approvals. All governmental and third party approvals required by the Transaction and any other material governmental and third party approvals required in connection with the financing contemplated hereby shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would materially restrain, prevent or otherwise impose material adverse conditions on the financing thereof.

          PARAGRAPH 4.  INDEMNITY.

          (a) The Company agrees to indemnify each holder of Preferred Stock, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by or asserted against any holder of Preferred Stock growing out of, resulting from or in any other way associated with the Documents and the transactions and events associated herewith or therewith or contemplated herein or therein. No holder of Preferred Stock shall be entitled under this paragraph to receive indemnification for any liabilities and costs (i) to the extent caused by its own individual gross negligence, willful misconduct or bad faith,
(ii) to the extent caused by its breach of any law, rule, regulation, order or any contract, agreement or other instrument to which it is a party or otherwise bound, or (iii) which arise from actions or proceedings convened by a holder of Preferred Stock against another holder of Preferred Stock. The Company shall not, in connection with any one action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one law firm, in addition to any local counsel, for all of the holders of Preferred Stock, except to the extent any holder of Preferred Stock shall have been advised by legal counsel that there is a reasonable likelihood that there may exist a conflict of interest between any of such holders of Preferred Stock or that any such holders of Preferred Stock may have one or more defenses available that are different from or additional to any defense or defenses available to any other holder of Preferred Stock. Neither the Company nor any holder of Preferred Stock will, without the prior written consent of the other, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification by such holder of Preferred Stock may be sought hereunder (whether or not such holder of Preferred Stock is a party to such claim, action, suit or proceeding); provided that the holder of Preferred Stock may so settle such claim without such consent if such settlement includes a full release of the Company by the holder of Preferred Stock or if the Company is not then in material compliance with its obligations under this Paragraph 4.

          (b)  The Company shall indemnify and hold harmless from time to time
(i) each Purchaser (and its successors and assigns) and (ii) in the case of a Purchaser that is a partnership or other pass-through entity for tax purposes, each direct or indirect owner of such Purchaser that is subject to tax with respect to any of the Purchaser's income (and such person's successors and assigns) (each person described in clause (i) or (ii), an "Indemnified Party") from the excess, if any, of (a) all income, franchise or similar taxes (and related interest and penalties) actually incurred by such Indemnified Party with respect to such party's direct or indirect ownership of Preferred Stock over (b) all income, franchise or similar taxes (and related interest and penalties) that would have been incurred by such Indemnified Party with respect to such party's direct or indirect ownership of Preferred Stock if Sections 305(b) and 305(c) of the IRC were inapplicable to the Preferred Stock and no income, franchise or similar tax were imposed with respect to any accretion of stated value or increase in conversion rights until such Preferred Stock were disposed of in a taxable disposition, except to the extent that such excess results from a change after the date hereof to Section 305 of the IRC or the Treasury Regulations promulgated thereunder. Any indemnification payments made pursuant to the preceding sentence shall be grossed-up to reflect any additional income, franchise or similar taxes imposed on an Indemnified Party in connection with such indemnification payments. In determining the amount of indemnification payments due to a direct or indirect owner of Preferred Stock hereunder, the incremental taxes (and interest and penalties) incurred by such owner shall be determined on an ongoing cumulative basis (without offset for anticipated future tax savings not yet actually realized by such owner) and, if and when future offsetting tax savings are actually realized by such owner, the Purchaser shall be obligated to return to the Company any excess indemnification payments previously paid to such owner.

          (c) The Company hereby agrees that each Purchaser shall be entitled to rely on all written representations, warranties and covenants rendered by the Company in connection with the consummation of the transactions contemplated by the Transaction Documents.

          PARAGRAPH 5. Use of Proceeds.

          (a) The proceeds from the issuance of the Preferred Stock on the Date of Closing shall be used to consummate the Vaniqa Acquisition and pay related fees and expenses.

          (b) No portion of the proceeds from the issuance of Preferred Stock shall be used in any manner which would violate Regulation U, T or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, as in effect on the date or dates of such borrowing and such use of proceeds.

          PARAGRAPH 6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          To induce each Purchaser to enter into this Agreement and to purchase the Preferred Stock, the Company represents and warrants to and agrees with each Purchaser, as of the date hereof and as of the Date of Closing, that:

          (a) The Company and its Subsidiaries have been duly incorporated, formed or organized, as the case may be, and each of the Company and its Subsidiaries is validly existing in good standing as a corporation, limited liability company or a limited partnership, as the case may be, under the laws of its jurisdiction of incorporation, formation or organization, with all requisite power and authority as a corporation, limited liability company or limited partnership, as the case may be, to own its properties and conduct its business as now conducted (as described in the Exchange Act

     Documents) and is duly qualified to do business as a corporation or foreign limited liability company in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; as of the Date of Closing and after giving pro forma effect to the closing of the Transaction, the Company will have the authorized, issued and outstanding capitalization set forth in Schedule 6A-1; except as set forth in Schedule 6A-2 hereto, the Company does not have any subsidiaries or own directly or indirectly any of the capital stock or other equity or long-term debt securities of or have any equity interest in any other person; all of the outstanding shares of capital stock or membership interests, as the case may be, of the Company and its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; all of the outstanding shares of capital stock or membership interests, as the case may be, of the Subsidiaries are owned free and clear of all liens, encumbrances, equities and restrictions on transferability or voting; all of the outstanding shares of capital stock or membership interests, as the case may be, of the Subsidiaries are owned, directly or indirectly, by the Company; except as set forth in this Agreement and in Schedule 6A-3, no options, warrants or other rights to purchase from the Company or any Subsidiary, or agreements or other obligations of the Company or any Subsidiary to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests (including the Preferred Stock) in the Company or any Subsidiary are outstanding and no holder of securities of the Company or any Subsidiary is entitled to have such securities registered under the Securities Act; there is no agreement, understanding or arrangement among the Company or any Subsidiary and each of their respective members or stockholders, as the case may be, or any other person relating to the ownership or disposition of any capital stock or membership interest (including any Preferred Stock), as the case may be, of the Company or any Subsidiary or the election of directors or other governing persons of the Company or any Subsidiary or the governance of the Company's or any Subsidiary's affairs, and, if any, such agreements, understandings and arrangements will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement, the other Documents and the Transaction Documents.

          (b) The Company has all requisite power and authority as a corporation to execute, deliver and perform its obligations under the Preferred Stock. The shares of Preferred Stock have each been duly and validly authorized by the Company for issuance and, when executed by the Company in accordance with the provisions of this Agreement, and delivered to and paid for by the Purchasers in accordance with the terms hereof, will be fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens, encumbrances, equities and restrictions on transferability or voting other than those imposed under applicable federal and state securities laws; the certificates representing the Preferred Stock are in the form contemplated by this Agreement.

          (c) The Company has all requisite power and authority as a corporation to issue the shares of common stock upon conversion of the Preferred Stock (the "Conversion Shares"). The Conversion Shares have each been duly and validly authorized by the Company for issuance and, when issued by the Company in accordance with the provisions of the Certificate of Designation, will be fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens, encumbrances, equities and restrictions on transferability or voting other than those imposed under applicable federal and state securities laws.

          (d) The Company has all requisite power and authority as a corporation to execute, deliver and perform its obligations under this Agreement (including without limitation the issuance of the Preferred Stock). This Agreement has been duly and validly authorized by the Company, and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by (A)(i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally or (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity) (collectively, the "Enforceability Exceptions") and (B) any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy considerations.

          (e) The Company has all requisite power and authority as a corporation to execute, deliver and perform its obligations under each of the Security Documents. Each Security Document has been duly and validly authorized by the Company and, when executed by the Company and delivered to the Purchasers in accordance with the terms hereof, will have been duly executed and delivered and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by the Enforceability Exceptions and no representation or warranty is made by the Company hereunder or in the Security Documents with respect to the validity or enforceability of the Security Documents with respect to the rights, if any, of the holders of the Preferred Stock thereunder, including with respect the creation or perfection of a security interest, and the relative priority of any such security interest, or the effect of the federal Bankruptcy Code and comparable provisions of state law, and other applicable antifraud laws, securities laws, usury laws or public policy considerations on the rights, if any, of such holders under the Security Documents (collectively, the "Preferred Security Interest Exceptions").

          (f) The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Purchasers with respect to the Notes, a legal, valid and enforceable security interest in the Collateral and, when (i) the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office and (ii) such other filings which are necessary to be made to create the security interest pursuant to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than as defined in the Security Agreement), in each case prior and superior in right to any other person, subject to no other Liens except for Liens expressly permitted to exist on such Collateral by the terms of the Security Agreement, including the Lien granted to the holders of the Notes; provided, however, that the foregoing representation and warranty is expressly subject to the Preferred Security Interest Exceptions.

          (g) The Company has all requisite power and authority as a corporation to execute, deliver and perform its obligations under the Registration Rights Agreement. The Registration Rights Agreement has been duly and validly authorized by the Company and, when executed by the Company and delivered to the Purchasers in accordance with the terms hereof, will have been duly executed and delivered and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by the Enforceability Exceptions and (ii) any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy considerations.

          (h) (i) The Company has delivered to the Purchasers a true and correct copy of each of the Transaction Documents that have been executed and delivered prior to the date of this Agreement and each other Transaction Document in the form substantially as it will be executed and delivered on or prior to the Date of Closing, together with all related agreements and all schedules and exhibits thereto, and there have been no amendments, alterations, modifications or waivers of any of the provisions of any of the Transaction Documents since their date of execution or from the form in which any such Transaction Document has been delivered to the Purchasers; and (ii) to the Company's knowledge, there exists no event or condition that would constitute a default or an event of default (in each case as defined in each of the Transaction Documents) under any of the Transaction Documents that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or affect the ability of the Company or its Subsidiaries to consummate the Vaniqa Acquisition.

          (i) No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body (including, without limitation, the Food and Drug Administration (the "FDA")) or third party is required for the performance of this Agreement, the Certificate of Designation or the Preferred Stock by the Company, or for the consummation by the Company of the Transaction or any transaction contemplated hereby, or the application of the proceeds of the issuance of the Preferred Stock as described in this Agreement, except as has already been acquired or as may be required under state securities or "Blue Sky" laws in connection with the purchase of the Preferred Stock by the Purchasers; all such consents, approvals, authorizations, licenses, qualifications, exemptions and orders which are required to be obtained by the Date of Closing have been obtained or made, as the case may be, and are in full force and effect and not the subject of any pending or, to the knowledge of the Company, threatened attack by appeal or direct proceeding or otherwise.

          (j) None of the Company or its Subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document, including any certificate of formation and operating agreement), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation (including, without limitation, those relating to the development, commercialization and sale of pharmaceutical and biotechnology products) applicable to any of them or any of their properties or assets (including, without limitation, any order, rule or regulation of the FDA, the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.), which breach or violation could, individually or in the aggregate, have a Material Adverse Effect, or (iii) except as set forth in Schedule 6J, in default (nor has any event occurred which with notice or passage of time, or both, would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in this Agreement or the Certificate of Designation or any Transaction Document or any other contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, permit, certificate or agreement or instrument to which it is a party or to which it is subject, which default could, individually or in the aggregate, have a Material Adverse Effect.

          (k) The execution, delivery and performance by the Company of this Agreement (including without limitation, the issuance of the Preferred Stock), the other Documents and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not (a) violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (i) the terms or provisions of any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, permit, certificate or agreement or instrument to which any of the Company or its Subsidiaries is a party or to which any of their respective properties or assets are subject,

     (ii) the certificate of incorporation or bylaws of any of the Company or its Subsidiaries (or similar organizational document, including any certificate of formation and operating agreement) or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws and the accuracy of the representations and warranties of the Purchasers in Paragraph 7 hereof) any statute, judgment, decree, order, rule or regulation of any court or governmental agency or other body applicable to the Company or its Subsidiaries or any of their respective properties or assets (including, without limitation, the rules and regulations of the FDA), that, in each case described in this clause (a), could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (b) result in the imposition of any lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Company or any of their Subsidiaries, other than as contemplated by the Security Agreements.

          (l) The audited consolidated financial statements contained in the Exchange Act Documents present fairly in all material respects the consolidated financial position, results of operations and cash flows of such entities at the dates and for the periods to which they relate and have been prepared in accordance with GAAP applied on a consistent basis except as otherwise stated therein; the interim unaudited consolidated financial statements contained in the Exchange Act Documents and delivered to the Purchasers as a closing condition and attached hereto as Schedule 6L present fairly in all material respects the consolidated financial position, results of operations and cash flows of such entities at the dates and for the periods to which they relate subject to year-end audit adjustments and have been prepared in accordance with GAAP applied on a basis substantially consistent with the audited consolidated financial statements included therein; and Ernst & Young LLP, which has examined certain of such financial statements, is an independent certified public accounting firm within the meaning of the Securities Act.

          (m) The pro forma financial statements and other pro forma financial information (including the Preferred Stock thereto) attached hereto as
     Schedule 6M have been properly computed on the bases described therein; and the assumptions used in the preparation of the pro forma financial statements and other pro forma financial information are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

          (n) The Projections have been prepared by the Company and are based on the reasonable and good faith estimates and assumptions of the Company and the Company has no reason to believe that such estimates and assumptions are not fair and reasonable.

          (o) There is not pending or, to the best knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, to which any of the Company or its Subsidiaries is a party, or to which their respective properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, that, if determined adversely to the Company or any such Subsidiary could, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the Vaniqa Acquisition or the issuance or sale of the Preferred Stock hereunder or the application of the proceeds therefrom or the other transactions consummated as of the date of this Agreement.

          (p) Except as set forth on Schedule 6P, the Company and its Subsidiaries possess, and upon consummation of the Vaniqa Acquisition will possess, all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and have made all declarations and filings with, all federal, state, local and other governmental authorities (including, without limitation, the FDA), all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted, except where the failure to obtain such licenses, permits, certificates, consents, orders, approvals and other authorizations, or to make all such declarations and filings, could not, individually or in the aggregate, have a Material Adverse Effect, and the Company and its Subsidiaries have not received any notice of any proceeding relating to revocation or modification of any such license, permit, certificate, consent, order, approval or other authorization.

          (q) To the best knowledge of the Company, none of the Company or its Subsidiaries has, and, after giving effect to the Vaniqa Acquisition and the issuance and sale of the Preferred Stock, will not have, any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability, or other liability under Title IV of ERISA, with respect to any pension, profit sharing or other plan which is subject to ERISA, to which any of the Company or its Subsidiaries makes or ever has made a contribution and in which any employee of any of the Company or its Subsidiaries is or has ever been a participant. With respect to such plans, the Company and its Subsidiaries are, and, after giving effect to the Vaniqa Acquisition and the issuance and sale of the Preferred Stock, will be, in compliance in all material respects with all provisions of ERISA.

          (r) The Exchange Act Documents, as of the date such filings were made, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information or statements not misleading. All information provided to the Purchasers about the Company, its Subsidiaries and its existing business, financial conditions and results of operations, and all statements made to the Purchasers about the Company, did not when made and do not as of the date hereof contain or include any untrue statement of a material fact or omit to state a material fact necessary to make such information or statements, in the light of the circumstances under which they were made or given, not misleading. To the knowledge of the Company, all information provided to the Purchasers, and all statements made to the Purchasers, about the Seller, Gillette, BMS and Vaniqa (as such terms are defined in the Vaniqa Acquisition Agreements), did not when made and do not as of the date hereof contain or include any untrue statement of a material fact or omit to state a material fact necessary to make such information or statements, in the light of the circumstances under which they were made or given, not misleading. The statistical and market and industry-related data included therein are based on or derived from sources which the Company believes to be reliable and accurate or represent the Company's good faith estimates that are made on the basis of data derived from such sources. The operating data included therein are based on or derived from internal records of the Company or the sellers of Vaniqa, as the case may be, which the Company has no reason to believe are not reliable and accurate.

          (s) Since March 31, 2002, except as contemplated by the Documents and the Transaction Documents, (A) the Company has not (i) made, paid or declared any dividend or distribution to any equity holder (in such capacity) or redeemed any of its capital stock, (ii) varied its business plan or practices, in any material respect, from past practices, (iii) entered into any financing, joint venture, license or similar arrangement that would limit or restrict its ability to perform its obligations hereunder and under each of the other Documents or (iv) suffered or permitted to be incurred any liability or obligation or any encumbrance against any of its properties or assets that would limit or restrict its ability to perform its obligations hereunder and under each of the other Documents; and (B) there has not been any change or development which has had, or could reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, since March 31, 2002, there has not been (1) any lapse of any of the Company's trade secrets, inventions, patents, patent applications or continuations (in whole or in part), trademarks, trademark registrations, service marks, service mark registrations, copyrights, copyright registrations, or any application therefor or filing in respect thereof (collectively, and together with any and all know-how, trade secrets and proprietary business or technology information, the "Intellectual Property"); (2) any loss of the services of any of the key officers or key employees of the Company; (3) any incurrence of or entry into any liability, mortgage, encumbrance, commitment or transaction, including without limitation, any borrowing (or assumption or guarantee thereof) or guarantee of a third party's obligations, or capital expenditure (or lease in the nature of a conditional purchase of capital equipment) in excess of $100,000 other than in the ordinary course of business; (4) any material change by the Company in accounting methods or principles; or (5) any change in the assets, liabilities, condition (financial or otherwise), results or operations or prospects of the Company from those reflected on the Exchange Act Documents, except changes in the ordinary course of business and changes that have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (t) Since March 31, 2002, the Company has not incurred or suffered any liability or obligation, matured or unmatured, contingent or otherwise, except in the ordinary course of business and except any such liability or obligation that has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (u) The Company owns or possesses sufficient legal rights to use pursuant to license, sublicense, agreement or permission all Intellectual Property used in the operation of its business as presently or proposed to be conducted, in each case, subject to no encumbrances except as set forth in the Exchange Act Documents. All of the Intellectual Property which is owned by the Company is owned free and clear of all encumbrances, except for the liens set forth on Schedule 6U, none of the Company's rights in or use of the Intellectual Property has been or, to the Company's knowledge, is currently threatened to be challenged; no current or currently planned product based upon the Company's Intellectual Property would infringe or otherwise conflict with any patent, trademark, service mark, trade name or copyright of any other person or entity issued or pending on the Date of Closing if the Company were to distribute, sell, market or manufacture such products, there are no actions, suits or judicial proceedings pending relating to patents or proprietary information to which the Company is a party or of which any property of the Company is subject, and the Company is not aware of any actual or threatened claim by any person or entity alleging any infringement or other conflict with the Company of a patent, trademark, service mark, trade name or copyright possessed by such person or entity, or of any facts or circumstances which could render any Intellectual Property invalid or inadequate to protect the interest of the Company therein. None of such Intellectual Property, whether foreign or domestic, has been canceled, abandoned, or otherwise terminated in a manner which has had, or could reasonably be expected to have, a Material Adverse Effect.

          (v) The patent applications, if any, filed by or on behalf of the Company (the "Patent Applications") have been properly prepared and filed on behalf of the Company; each of the Patent Applications and each of the patents that constitute Intellectual Property (the "Patents") is assigned or licensed to the Company; except as set forth in the Exchange Act Documents, no other entity or individual has any right or claim in any Patent, Patent Application or any patent to be issued therefrom; and, to the knowledge of the Company, each of the Patent Applications discloses potentially patentable subject matter.

          (w) The Phase IV human clinical trials conducted by or on behalf of the Company or in which the Company has participated relating to Esclim are the only human clinical trials currently being conducted by or on behalf of the Company, and, to the best of the Company's knowledge, such trials were, and, if still pending, are being, conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards. Other than as set forth on Schedule 6W, the Company has no knowledge of any studies or tests, the results of which call into question the results of the clinical trials providing the basis for approval of any of its products or Vaniqa. Other than as set forth on
     Schedule 6W, the Company has not received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated or that otherwise relate to its products or Vaniqa. All human clinical trials previously conducted by or on behalf of the Company, while conducted by or on behalf of the Company, were conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards.

          (x) There are no legal or governmental proceedings (including, without limitation, proceedings before the FDA), nor are there any contracts or other documents that would be required to be disclosed pursuant to the Exchange Act that are not so disclosed.

          (y) The relationships of the Company and its Subsidiaries with suppliers, sales representatives, customers and others having business relationships with them are generally satisfactory, and there is no indication of any intention by any party thereto to terminate or modify the terms of any such relationship. Without limiting the generality of the foregoing, no supplier has notified or otherwise indicated to the Company or any of its Subsidiaries that it intends to stop, or decrease the rate of, or, other than publicly announced generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Company and its Subsidiaries, and no supplier has, since January 1, 2002, ceased materially decreased the rate of, or materially raised the cost of, any such materials, products or services.

          (z) All contracts that are material to the conduct of the Company's business (including without limitation all supply contracts) constitute legal, valid and binding obligations of the Company and, to the best knowledge of the Company, each of the other parties thereto and are enforceable against the Company and, to the best knowledge of the Company, each of the other parties thereto in accordance with their terms, subject to the Enforceability Exceptions and, to the extent any such contracts contain indemnification or contribution provisions, subject to limitations under federal and state securities laws and public policy considerations, and no act, omission or course of conduct has occurred that would impair the enforceability of any such material contract against the other party or parties thereto. As regards such material contracts, the Company (A) is not in default (nor is there any event which with notice or lapse of time or both would constitute a default), and (B) has not received notification (i) that any such material contract is about to be terminated or otherwise modified (ii) alleging that the Company or any employee thereof has breached any obligation under, or violated any term of, any such material contract.

          (aa) The Company and its Subsidiaries have good and marketable title to all real property described in the Company's filings under the Exchange Act as being owned by them and good and marketable title to the leasehold estate in the real property described therein as being leased by them, free and clear of all liens, charges, encumbrances or restrictions, except, in each case, such as could not, individually or in the aggregate, have a Material Adverse Effect. All leases, contracts and agreements, including those referred to in the Exchange Act Documents, to which the Company or any of its Subsidiaries is a party or by which any of them is bound are valid and enforceable against the Company or any such Subsidiary, are, to the knowledge of the Company, valid and enforceable against the other party or parties thereto and are in full force and effect subject, in each case, to the Enforceability Exceptions except as could not, individually or in the aggregate, have a Material Adverse Effect.

          (bb) The Company and its Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns could not, individually or in the aggregate, have a Material Adverse Effect, and have paid all taxes shown as due thereon; and other than tax deficiencies which the Company or any Subsidiary is contesting in good faith and for which adequate reserves have been provided in accordance with GAAP, there is no tax deficiency that has been asserted against the Company or any Subsidiary that could, individually or in the aggregate, have a Material Adverse Effect.

          (cc) (i) Immediately after the consummation of the Vaniqa Acquisition and the other transactions contemplated by this Agreement, the other Documents and the Transaction Documents, the fair value and present fair saleable value of the assets of each of the Company and its Subsidiaries will exceed the sum of their stated liabilities and identified contingent liabilities; and (ii) the Company and its Subsidiaries are not, nor will they be, after giving effect to the execution, delivery and performance of this Agreement, the other Documents and the Transaction Documents, and the consummation of the Vaniqa Acquisition and the other transactions contemplated hereby and thereby, (a) left with unreasonably small capital with which to carry on their business as it is proposed to be conducted,
     (b) unable to pay their debts (contingent or otherwise) as they mature or
     (c) otherwise insolvent.

          (dd) Except as could not, individually or in the aggregate, have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below), (B) each of the Company and its Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any of its Subsidiaries, (E) neither the Company nor any of its Subsidiaries have received notice that they have been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable state law, and (F) no property or facility of the Company or any of its Subsidiaries is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

          For purposes of this Agreement, the following terms shall have the following meanings: "Environmental Law" means any federal, state, local or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment binding on the Company or its Subsidiaries, relating to pollution or protection of the environment or health or safety or any chemical, material or substance, that is subject to regulation thereunder. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, notices of responsibility, information requests, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law.

          (ee) Neither the Company nor its Subsidiaries are, or immediately after the Date of Closing will be, required to register as an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (ff) Neither the Company nor its Subsidiaries nor any of such entities' directors, officers, employees, agents or controlling persons have taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result, under the Securities Act or otherwise, in, or that has constituted, stabilization or manipulation of the price of the Preferred Stock; provided that no representation or warranty is made as to the activities of any purchaser of the Preferred Stock or any person acting on such purchaser's behalf.

          (gg) Neither the Company, its Subsidiaries nor any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities
     Act) directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any "security" (as defined in the Securities Act) which is or could be integrated with the sale of the Preferred Stock in a manner that would require the registration under the Securities Act of the Preferred Stock or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Preferred Stock or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; provided that no representation or warranty is made as to the activities of any purchaser of the Preferred Stock or any person acting on such purchaser's behalf. Assuming the accuracy of the representations and warranties of the Purchasers in Paragraph 7 hereof, the offer and sale of the Preferred Stock pursuant to this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act.

          (hh) There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of its Subsidiaries which is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened.

          (ii) Each of the Company and its Subsidiaries carries insurance in such amounts and covering such risks as in its reasonable determination is adequate for the conduct of its business and the value of its properties.

          (jj) Each of the Company and its Subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with GAAP and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

          (kk) None of the Company, its Subsidiaries, any of their respective Affiliates or any person acting on its or their behalf (other than any purchaser of the Preferred Stock or any other person acting on such purchaser's behalf) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act ("Regulation S")) with respect to the Preferred Stock and each of the Company, its

          Subsidiaries and their respective Affiliates and any person acting on its or their behalf (other than the Purchasers and any other person acting on their behalf) has acted in accordance with the offering restrictions requirement of Regulation S.

               PARAGRAPH 7. REPRESENTATIONS AND COVENANTS OF THE PURCHASERS.

               (a) Each Purchaser, severally but not jointly, hereby represents and warrants as to itself as follows:

               (i) Such Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized by such Purchaser, and, when executed and delivered by such Purchaser, will constitute a valid and legally binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as may be limited by the Enforceability Exceptions.

               (ii) The Preferred Stock to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Preferred Stock, under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If such Purchaser should in the future decide to dispose of any of the Preferred Stock, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.

               (iii) Such Purchaser acknowledges that investment in the Preferred Stock involves a high degree of risk, and represents that it is able to hold the Preferred Stock, and securities which may underlie them, for an indefinite period of time and to suffer a complete loss of its investment.

               (iv) Such Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

               (v)   Each Purchaser is a United States person (as defined by
          Section 7701(a)(30) of the IRC) (a "U.S. Person").

               (b) Each Purchaser understands and acknowledges to the Company that:

               (i) the offering and sale of the Preferred Stock is intended to be exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) of the Securities Act;

               (ii) there is no existing public or other market for the Preferred Stock and there can be no assurance that such Purchaser will be able to sell or dispose of its Preferred Stock;

               (iii) it is aware that federal and state securities laws prohibit any person who has material non-public information about an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities; provided, however, that an affiliate of any Purchaser may buy or sell securities of the Company so long as such affiliate has not has access to any material non-public information; and

               (iv) the Projections are not to be viewed as facts, actual results may differ from such statements, and the differences may be material.

               (c) Each Purchaser covenants to the Company that if it offers, sells or otherwise transfers, pledges or hypothecates all or any part of the Preferred Stock (other than pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 or, in the case of the Notes only, Rule 144A), it shall deliver to the Company (i) a written opinion of counsel reasonably satisfactory to the Company (who may be in-house or special counsel), reasonably satisfactory in form and substance to the Company, that an exemption from the registration requirements of the Securities Act and applicable state securities laws is available; provided, however, that such an opinion is not required in the event that any holder of Preferred Stock pledges Preferred Stock held by it, in whole or in part, to its lenders or securityholders, or any trustee or agent therefor, or transfers Preferred Stock held by it to any entity formed for the purpose of holding the Preferred Stock and/or other securities held by such holder; and (ii) a letter to the Company from the proposed transferee stating (A) whether the proposed transferee is a U.S. Person and (B) if such proposed transferee is not a U.S. Person, acknowledging that the Company may withhold amounts with respect to the Preferred Stock to the extent required by the IRC. Upon original issuance thereof, and until such time as the same is no longer a Restricted Security, each certificate evidencing the Preferred Stock (and all securities issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM
          REGISTRATION UNDER THE UNITED STATES SECURITIES ACT
          OF 1933 (THE "ACT"), AND THE SHARES OF PREFERRED STOCK
          EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR

               OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

               PARAGRAPH 8.  DEFINITIONS.

               For the purpose of this Agreement, the following terms shall have the meanings specified with respect thereto below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Accreted Stated Value" shall equal the stated value of a share of Preferred Stock, as accreted through the date of calculation.

               "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, including, but not limited to, any holder of 10% or more of the voting securities of any Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction, as at the time of determination, the greater of (1) the fair market value of the property subject to such arrangement and (2) the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

               "Board of Directors" means, with respect to any Person, the Board of Directors, management committee, or reasonable equivalent thereof, as the case may be, of such Person or any committee of the Board of Directors, management committee, or reasonable equivalent thereof, as the case may be, of such Person duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors, management committee, or reasonable equivalent thereof, as the case may be, of such Person.

               "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

               "Capital Expenditure" means any amount paid or incurred in connection with the purchase of real estate, plant, machinery or equipment, the transfer of technology or other similar expenditure (including all renewals, improvements and replacements thereto, and all obligations under any lease of any of the foregoing) which would be required to be capitalized and shown on the consolidated balance sheet of the Company in accordance with GAAP.

               "Capital Lease" shall mean any lease of Property which in accordance with GAAP would be capitalized on the lessee's balance sheet.

               "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or membership interests, as the case may be, including each class of common stock and preferred stock of such Person.

               "Capitalized Lease Obligations" means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

               "Certificate of Designation" means the Certificate of Designation of the Preferred Stock as filed with the Secretary of State of the State of Delaware and in substantially the form set forth as Exhibit B hereto.

               "Closing" and "Date of Closing" shall have the meaning specified in Paragraph 2.

               "Collateral" shall mean all the rights and interests related to Vaniqa acquired by the Company in connection with the Transaction.

               "Debt" or "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

               (1) any Capitalized Lease Obligations of such Person;

               (2) obligations secured by a Lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed;

               (3) guarantees of Indebtedness of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor);

               (4) all obligations (including contingent obligations) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

               (5) Disqualified Capital Stock of such Person or any Subsidiary thereof;

               (6) Attributable Indebtedness with respect to any Sale and Leaseback Transaction; and

               (7) obligations of any such Person under any currency agreement or any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such currency agreement or Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP).

               The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be Indebtedness of the Company or any of its Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

               "Disqualified Capital Stock" shall mean any Capital Stock which, which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holders), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Preferred Stock for cash or securities constituting Debt.

               "Documents" shall mean this Agreement, the Certificate of

     Designation, the Security Documents and the Registration Rights Agreement.

               "ERISA" shall mean the Employee Retirement Income Security Act of

     1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

               "Esclim" shall mean the estrogen patch system for which the Company acquired rights to market, use, distribute and sell in the United States and Puerto Rico from Laboratoires Fournier S.A., as described in the Exchange Act Documents.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Exchange Act Documents" means the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

               "Fiscal Year" means each annual accounting period of the Company ending on December 31 of each calendar year.

               "GAAP" shall mean United States generally accepted accounting principles as they may be amended as of the Date of Closing.

               "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

               "IRC" shall mean the Internal Revenue Code of 1986, as amended.

               "IRS" shall mean the Internal Revenue Service.

               "Lien" shall mean, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or interest of title of any vendor, lessor, lender or other secured party to or of the Person under a conditional sale or other title retention agreement or Capital Lease with respect to, any Property or asset of such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

               "Material Adverse Effect" shall mean, with respect to the Company and its Subsidiaries, a material adverse effect on (a) the business, condition (financial or otherwise), properties, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of, or the ability of the Company to perform its obligations under, this Agreement or any of the other Documents, or the rights or remedies of a Purchaser or the Collateral Agent hereunder or thereunder.

               "Notes" means the Senior Secured Notes due September 30, 2005 issued in connection with the Transaction.

                "Person" shall mean and include an individual, corporation, partnership, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

                "Preferred Stock" means the Senior Convertible Redeemable Preferred Stock, Series A of the Company to be issued on the Date of Closing as part of the financing of the Vaniqa Acquisition.

                "Projections" shall mean the financial projections concerning the Company delivered to the Purchasers by the Company pursuant to Paragraph 3A(xii).

                "Property" shall mean any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                "Purchasers" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include their successors and assigns.

                "Registration Rights Agreement" shall mean the Registration Rights Agreement relating to the Preferred Stock dated as of the date hereof by and between the Company and the Purchasers.

                "Required Holders" shall mean the holders of at least 66 2/3% of the aggregate Accreted Stated Value of the Preferred Stock from time to time outstanding.

                "Restricted Security" shall mean any share of Preferred Stock upon original issuance thereof, and at all times subsequent thereto until, in the case of any such share of Preferred Stock, (A) it has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering it, or (B) it is sold pursuant to Rule 144 or becomes eligible for resale under Rule 144(k).

                "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

                "Securities Act" shall mean the Securities Act of 1933, as amended.

                "Securities and Exchange Commission" shall mean the Securities and Exchange Commission of the United States.

                "Security Documents" means the Security Agreement and the Intercreditor Agreement in substantially the form as set forth as Exhibits C-1 and C-2 hereto.

                "Subsidiary" shall mean any corporation or other entity of which a Person owns, directly or indirectly, that number of shares of Voting Stock which has the power to elect a majority of the Board of Directors or other governing body.

                "Taxes" shall mean all taxes, assessments, fees and other charges including, without limitation, withholding taxes, penalties, and interest.

                "Total Indebtedness" means, of any Person, as of the date of determination, all Indebtedness of such Person which, in accordance with GAAP, would be included as indebtedness on a consolidated balance sheet of such Person at such date. For the avoidance of doubt, the Preferred Stock shall not be considered part of Total Indebtedness.

                "Transaction" shall mean the Vaniqa Acquisition and the financing thereof.

                "Transaction Documents" shall mean each agreement entered into in connection with the Transaction.

                "Transferee" shall mean any direct or indirect transferee of all or any part of any share of Preferred Stock purchased under this Agreement.

                "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

                "Vaniqa" shall mean VANIQA(R) (eflornithine hydrochloride) Cream, 13.9%.

                "Vaniqa Acquisition" shall mean the acquisition by the Company of Vaniqa and related assets from Westwood-Squibb Colton Holdings Partnership, the Gillette Company and Bristol-Myers Squibb Company, for approximately $38.3 million.

                "Voting Stock" shall mean, with respect to any corporation or other Person, as the case may be, any shares of Capital Stock of any class or classes of such corporation or other Person, as the case may be, whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or other Person, as the case may be, or persons performing similar functions (irrespective of whether or not at the time Capital Stock of the class or any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

                "Warrants" means the Warrants issued in connection with the Transaction.

                Unless otherwise specified or the context otherwise requires, all phrases used herein that have a specific meaning under GAAP shall have their meaning under GAAP.

                PARAGRAPH 9. MISCELLANEOUS.

                9A. Preferred Stock Payments. So long as each Purchaser shall hold any share of Preferred Stock, the Company will make any cash payments in accordance with terms of the Certificate of Designation, by wire transfer of immediately available funds for credit (not later than 1:00 p.m., New York time, on the date due) to the account or accounts as specified in the signature pages hereto, or such other account or accounts in the United States as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any share of Preferred Stock, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all dividend payments previously made thereon, if any, and of the date to which the dividend thereon has been paid. The Company agrees to afford the benefits of this Paragraph 9A to any Transferee which shall have made the same agreement as each Purchaser has made in this Paragraph 9A.

                9B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with such transactions, including (i) all fees and expenses of the Purchasers' counsel in connection with this Agreement and the transactions contemplated hereby, (ii) all document production and duplication charges and the reasonable fees and expenses of any counsel engaged by such Purchaser or such Transferee in connection with any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and (iii) the costs and expenses, including reasonable attorneys' fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Certificate of Designation or the other Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of such Purchaser's or such Transferee's having acquired any share of Preferred Stock, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this Paragraph 9B shall survive the transfer of any share of Preferred Stock or portion thereof or interest therein by each Purchaser or any Transferee and any payment in connection with any share of Preferred Stock.

                9C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holders except that, without the written consent of each holder, no amendment to this Agreement shall

                (a) reduce the amount of Preferred Stock whose holders must consent to an amendment, supplement or waiver to this Agreement or the Certificate of Designation;

                (b) reduce the rate of or change the time for payment of accretion or dividends, including defaulted dividends, on any share of Preferred Stock;

                (c) reduce Accreted Stated Value of or accretion or dividend rate of or change the stated mandatory redemption date of any share of Preferred Stock or reduce the redemption price thereof;

                (d) make any share of Preferred Stock payable in money other than that stated in the Certificate of Designation or change the place of payment from New York, New York;

                (e) waive a default on the payment of the Accreted Stated Value of, dividend on, or redemption payment with respect to any share of Preferred Stock;

                (f) make any change in the provisions of this Agreement or the Certificate of Designation protecting the right of each holder of Preferred Stock to receive payment of the Accreted Stated Value of and dividend on such share of Preferred Stock on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority of Accreted Stated Value at the mandatory redemption date of Preferred Stock to waive Defaults or Events of Default;

                (g) amend, change or modify in any material respect the obligation of the Company to redeem all or a portion of the Preferred Stock in the event of a Change in Control (as defined in the Certificate of Designation) or modify any provisions or definitions with respect thereto; or

                (h) modify or change any provision of this Agreement or the related definitions affecting the ranking of the Preferred Stock in a manner which adversely affects the holders of Preferred Stock.

                Subject to the Certificate of Designation, each holder of any share of Preferred Stock at the time or thereafter outstanding shall be bound by any consent authorized by this Paragraph 9C, whether or not such share of Preferred Stock shall have been marked to indicate such consent, but any Preferred Stock issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any share of Preferred Stock nor any delay in exercising any rights hereunder or under any share of Preferred Stock shall operate as a waiver of any rights of any holder of such share of Preferred Stock. As used herein and in the Certificate of Designation, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

                9D. Form, Registration, Transfer and Exchange of Preferred Stock; Lost Preferred Stock. The Preferred Stock are issuable as registered shares of Preferred Stock in denominations of at least $1,000, except as may be necessary to reflect any Accreted Stated Value not evenly divisible by $1,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Preferred Stock and of transfers of Preferred Stock. Upon surrender for registration of transfer of any share of Preferred Stock at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new shares of Preferred Stock of the like tenor and of a like aggregate Accreted Stated Value or number, registered in the name of such transferee or transferees; provided, that in no event will the Company be required to register for transfer or execute and deliver new shares of Preferred Stock in connection with any transfer of less than 100 shares unless the transferee thereof is a registered holder of Preferred Stock at the time of such transfer or the amount to be transferred represents the entire Accreted Stated Value of Preferred Stock registered in the name of the transferor. At the option of the holder of any share of Preferred Stock, such share may be exchanged for other Preferred Stock of like tenor and of any authorized denominations, of a like aggregate Accreted Stated Value or number, upon surrender of the share of Preferred Stock to be exchanged at the principal office of the Company. Whenever any shares of Preferred Stock are so surrendered for exchange, the Company shall, at its expense, execute and deliver the shares of Preferred Stock which the holder making the exchange is entitled to receive. Every share of Preferred Stock surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed by the holder of such share of Preferred Stock or such holder's attorney duly authorized in writing. Any share of Preferred Stock issued in exchange for any share of Preferred Stock or upon transfer thereof shall carry the rights to unpaid dividends to accrue which were carried by the share of Preferred Stock so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any share of Preferred Stock of the loss, theft, destruction or mutilation of such share of Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such share of Preferred Stock, the Company will make and deliver a new share of Preferred Stock, of like tenor, in lieu of the lost, stolen, destroyed or mutilated share of Preferred Stock.

                9E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any share of Preferred Stock is registered as the owner and holder of such share of Preferred Stock for the purpose of receiving any redemption or dividend payment on such share of Preferred Stock and for all other purposes whatsoever, whether or not such share of Preferred Stock shall be overdue, and the Company shall not be affected by notice to the contrary.

                9F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the

                Company or any Purchaser in connection herewith shall survive the execution and delivery of this Agreement, the Certificate of Designation and the Documents and the transfer by any Purchaser of any share of Preferred Stock or portion thereof or interest therein, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the other Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

                9G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

                9H. Disclosure to Other Persons. The Company acknowledges that the holder of any share of Preferred Stock may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any of its Subsidiaries in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents and professional consultants,
(ii) any other holder of any share of Preferred Stock, (iii) any Person to which such holder offers to sell such share of Preferred Stock or any part thereof,
(iv) any Person from which such holder offers to purchase any security of the Company, (v) any federal or state regulatory authority having jurisdiction over such holder or proposed purchase of a share of Preferred Stock or interest therein, (vi) the National Association of Insurance Commissioners or any similar organization or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process or informal investigative demand or (c) in connection with any litigation to which such holder is a party; provided that, in respect of (i) through (vii), there shall be no violation of applicable securities laws and, in respect of (i), (iii), (iv) and (vii)(c), the Person to whom such information is disclosed shall be apprised of the confidential nature of such information and shall agree with the Company to keep such information confidential.

                9I. Notices. All notices or other communications provided for hereunder shall be in writing and sent by first class mail or overnight delivery service (with charges prepaid) and (i) if to a Purchaser, addressed to such Purchaser at the address specified for such communications on the signature pages hereof, or at such other address as such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any share of Preferred Stock, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such share of Preferred Stock which shall have so specified an address to the Company and (iii) if to the

Company, addressed to it at 12220 El Camino Real, Suite 400, San Diego, CA 92130, Attention: Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each share of Preferred Stock.

                9J. Payments Due on Non-Business Days. Anything in this Agreement or the Certificate of Designation to the contrary notwithstanding, any payment of interest or any redemption payment on any share of Preferred Stock that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the dividend payable on such Business Day.

                9K. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Required Holders, the determination of such satisfaction shall be made by the Required Holders in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

                9L. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                9M. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                9N. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                9O. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

                If you are in agreement with the foregoing, please sign the form of acceptance below or on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and you.

                                         Very truly yours,

                                         WOMEN FIRST HEALTHCARE, INC.


                                         By:         /s/ Charles M. Caporale
                                              ----------------------------------
                                              Name:   Charles M. Caporale
                                              Title:  Chief Financial Officer

                                                                       Exhibit F

                      SIGNATURE PAGE TO PURCHASE AGREEMENT

Accepted and Agreed as of the
date first above written:

CIBC WMC INC.


By:       /s/ T. Worsley
  --------------------------------------
    Name:  Todd Worsley
    Title: Managing Director

Accepted and Agreed as of the
date first above written:

GREENLEAF CAPITAL, L.P.

By:    GreenLeaf GP, L.L.C.
       its General Partner

By:       /s/ Michael R. Stone
   -----------------------------
   Name:  Michael R. Stone
   Title: Member and Manager

BROAD STREET ASSOCIATES LLC



By: :     /s/ Kevin J. Curley
   -----------------------------
    Name:  Kevin J. Curley
    Title: Attorney-in-Fact